UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): January 14, 2005

GlycoGenesys, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Nevada

(State or Other Jurisdiction of Incorporation)

0-26476	33-0231238
(Commission File Number)	(IRS Employer Identification No.)

31 St. James Avenue, Boston, Massachusetts	02116
(Address of Principal Executive Offices)	(Zip Code)

(617) 422-0674

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 – Entry into a Material Definitive Agreement

On January 14, 2005 GlycoGenesys, Inc. (the “Company”) entered into an aseptic fill manufacturing agreement (the “Agreement”) with Hyaluron, Inc. The following description of the Agreement is a summary of the material terms of the Agreement and does not purport to be complete.

Under the Agreement, Hyaluron shall provide aseptic processing, filling and quality control and release testing of the Company’s GCS-100LE drug candidate according to current good manufacturing practice (cGMP). The Agreement has a term of one year and may be extended for additional one year periods upon 75 days notice provide such notice of extension is not rejected within 15 days of receipt. The Agreement may be terminated by either party upon breach and failure to cure within 45 days or insolvency of the other party. In addition, the Company may terminate the Agreement upon 90 days written notice.

The Agreement contains standard mutual confidentiality and assignment of invention provisions. The Company is obligated to indemnify Hyaluron and its affiliates and employees for certain expenses arising out of the labeling, packaging, promotion, distribution, use or sale of GCS-100LE, the Company’s non-compliance with applicable laws or regulations, the Company’s failure to perform under the Agreement, or personal injury or property damage arising out of the Company’s alteration, handling or processing of GCS-100LE. Hyaluron is obligated to indemnify the Company and its affiliates and employees for certain expenses arising out of the negligence or willful misconduct of Hyaluron or breach of the Agreement by Hyaluron.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 21, 2005	By:	/s/ Bradley J Carver
Bradley J Carver
President and Chief Executive Officer